EXHIBIT 5

[PepsiCo, Inc. Letterhead]

May 10, 2007

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577

Dear Ladies and Gentlemen:

I have acted as counsel to PepsiCo, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 65,000,000 shares of the Company’s Common Stock (the “Shares”), to be issued in accordance with the terms of the PepsiCo, Inc. 2007 Long-Term Incentive Plan (the “Plan”).

I have reviewed such corporate records, documents and questions of law and fact I have considered necessary or appropriate for the purposes of this opinion.

Based on such review, I am of the opinion that the Shares registered pursuant to the Registration Statement to which this opinion is an exhibit, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion letter is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ Thomas H. Tamoney, Jr.
Thomas H. Tamoney, Jr.
Vice President, Deputy General Counsel and Assistant Secretary